EXHIBIT 99.1

PEDEVCO Announces Q1 2022 Financial Results and Operations Update

HOUSTON, TX, May 16, 2022 (ACCESSWIRE) -- PEDEVCO Corp. (NYSE American: PED)(“PEDEVCO” or the “Company”), an energy company engaged in the acquisition and development of strategic, high growth energy projects in the U.S., today announced its financial results for the three months ended March 31, 2022 and provided an operations update.

Key Highlights Include:

•

Produced an average of 1,074 barrels of oil equivalent per day (“BOEPD”) (80% oil) in the three months ended March 31, 2022 (“Q1 2022”), with Q1 2022 revenue of $7.1 million increasing 101% over revenue earned during the three months ended March 31, 2021 (“Q1 2021”).

•	Reported Q1 2022 operating income of $1.26 million, increasing 74% from Q1 2021.
•

Reported Q1 2022 operating expenses (inclusive of general and administrative expenses, depreciation, depletion and amortization expenses and lease operating expenses) of $5.8 million, increasing $1.22 million and 26% from Q1 2021.

•	Reported Q1 2022 net income of $1.34 million or $0.02 per basic diluted share outstanding, compared to a net income of $0.73 million, or $0.01 per diluted basic share outstanding, in Q1 2021.
•	Adjusted EBITDA, a non-GAAP financial measure (discussed in greater detail below), increased 225% to $3.8 million in Q1 2022, compared to $1.2 million in Q1 2021.
•	Reported cash (including $3.3 million in restricted cash) of $25.13 million as of March 31, 2022, and zero debt.
•

Elected to participate in six new highly prospective non-operated horizontal D-J Basin wells to be drilled in Q2 2022 and estimated to be completed in Q3 2022, with the Company holding a ~34.38% working interest at an estimated net cost to the Company of ~$12.5 million.

•

Ten D-J Basin wells completed by a third-party operator in Q4 2021 in which the Company holds working interests ranging from ~3.68% to ~7.37% have exceeded the Company’s production expectations and continue to outperform the Company’s type curve.

•

Commenced initial production in early March 2022 from two new horizontal wells in the Permian Basin targeting the upper San Andres zone, production from which wells continues to gradually increase as the Company employs a controlled flowback strategy.

J. Douglas Schick, President of the Company, stated, “We are pleased with our strong Q1 2022 results. We not only significantly increased production, but we also delivered $0.02 in earnings per share and generated Adjusted EBITDA of $3.8 million in the quarter. Looking ahead, we plan to leverage our ~$25 million of cash and zero debt as we evaluate additional drilling opportunities in our Permian Basin asset, continue to participate in non-operated development opportunities in the D-J Basin, and pursue our own development opportunities in the D-J Basin as an operator, all in our continued effort to grow production, revenue and profit for the benefit of our shareholders.”

1

Financial Summary:

For Q1 2022, we reported net income of $1.34 million, or $0.02 per basic diluted share outstanding, compared to net income of $0.7 million, or $0.01 per diluted basic share outstanding in Q1 2021. The increase in net income of $0.6 million, when comparing the current period to the prior year’s period, was primarily due to a $3.6 million increase in net revenues offset by a $1.2 million increase in total operating expenses and a $1.8 million gain on the sale of oil and gas properties in the prior period.

We reported operating expenses in Q1 2022 of $5.83 million, compared to $4.61 million in Q1 2021. The increase was primarily related to increased workover activity in the current period. In response to the improved commodity pricing environment, several projects in our Permian Basin Asset were identified and executed during the three months ended March 31, 2022, including artificial lift optimizations, artificial lift repairs and well reactivations. There were also regulatory compliance projects completed, in accordance with our Permian Basin field wide plan of development during the three months ended March 31, 2022. Other increases relate to additional depletion and production tax expenses due to increased production in the current period when compared to the prior period.

Adjusted EBITDA, a non-GAAP financial measure (discussed in greater detail below), increased 225% to $3.8 million in Q1 2022, compared to $1.2 million in Q1 2021.

Cash was $25.1 million as of March 31, 2022 (including $3.3 million in restricted cash), compared with $29.2 million as of December 31, 2021 (including $3.3 million in restricted cash), which cash amount decreased by $4.1 million primarily due to cash used to fund our capital drilling budget.

Production, Prices and Revenues:

Production for Q1 2022 was 96,654 barrels of oil equivalent (“Boe”), comprised of 77,768 barrels of oil, 75,288 million cubic feet (“Mcf”) of natural gas, and 6,338 barrels of natural gas liquids (“NGLs”). Crude oil production comprised 80% of total production in Q1 2022.

For Q1 2022, our average realized crude oil sales price was $82.24 per barrel, average realized natural gas price was $5.59 per Mcf, and average realized NGL sales price was $43.07 per barrel. Our combined average realized sales price for Q1 2022 was $73.36 per Boe, which was an increase of 42% compared with $51.62 per Boe in Q1 2021.

Total crude oil and natural gas revenues for Q1 2022 increased $3.6 million, or 101%, to $7.1 million, compared to $3.5 million for Q1 2021, due primarily to a favorable price variance of $1.8 million due to the average sales prices for crude oil, natural gas and NGLs realized by us increasing considerably since the three-month period ended March 31, 2021, which saw average sales prices adversely impacted by the COVID-19 pandemic, coupled with a favorable volume variance of $1.8 million. The increase in production volume is related to the positive performance from our participation in non-operated wells in the D-J Basin Asset, combined with maintaining relatively flat production declines from the existing operated Permian Basin and D-J Basin Assets.

2

Lease Operating Expenses (“LOE”):

Total LOE for Q1 2022 was $2.4 million compared to total LOE for Q1 2021 of $1.3 million. The increase of $1.1 million was primarily due to increased workover activity compared to the prior period. In response to the improved commodity pricing environment, several projects in our Permian Basin Asset were identified and executed during the three months ended March 31, 2022, including artificial lift optimizations, artificial lift repairs and well reactivations. There were also regulatory compliance projects completed, in accordance with our Permian Basin field wide plan of development during Q1 2022.

Depreciation, Depletion, Amortization and Accretion (“DD&A”):

DD&A increased from $1.6 million in Q1 2021 to $1.9 million in Q1 2022. The $0.3 million increase was primarily the result of an increase in production (noted above) in the current period when compared to the prior period.

General and Administrative Expenses (“G&A”):

G&A expense (excluding share-based compensation) decreased $54,000 from $1.08 million in Q1 2021 to $1.03 million in Q1 2022, primarily due to the award and payment of a $250,000 bonus to our officers and employees in the prior period, offset by a $183,000 increase in salaries in the current period, compared to the prior period, and a $13,000 increase in other general administrative expenses.

Share-based compensation, which is included in general and administrative expenses in the Statements of Operations, decreased by $0.1 million primarily due to the forfeiture of certain employee stock-based options and nonvested restricted shares due to certain voluntary employee terminations. Share-based compensation is utilized for the purpose of conserving cash resources for use in field development activities and operations.

Gain on Sale of Oil and Gas Properties:

During Q1 2021, we sold rights to 230 net acres and interests in three non-operated wells located in the D-J Basin for net cash proceeds of $1.9 million and recognized a gain on sale of oil and gas properties of $1.8 million. We had no sales of oil and gas properties during Q1 2022.

Interest Income and Other Income:

Interest income includes interest earned from our interest-bearing cash accounts, for which interest rates have remained relatively flat for both the current and prior periods. Other income in the current period is primarily related to an $80,000 vendor dispute settlement.

Working Capital and Liquidity:

At March 31, 2022, our total current assets of $26.0 million exceeded our total current liabilities of $6.3 million, resulting in a working capital surplus of $19.7 million, while at December 31, 2021, our total current assets of $28.0 million exceeded our total current liabilities of $5.2 million, resulting in a working capital surplus of $22.8 million. The $3.1 million decrease in our working capital surplus is primarily related to cash used to fund our current capital drilling budget.

3

Operations Update

In the D-J Basin, we recently elected to participate in an additional six horizontal Niobrara wells in the Barracuda Unit operated by a third-party operator, with the Company holding a ~34.38% working interest at an estimated net cost to us of ~$12.5 million. These wells are scheduled to be drilled in Q2 2022 with first production anticipated in Q3 2022 following the planned completion of these wells.

The Company also reports that, based on production reports received from the operator, the production performance of the ten D-J Basin wells completed in Q4 2021 in the Hunt 8-60 17B-8 Unit and Hunt 8-60 17B-20 Unit which are operated by Civitas Resources Inc. (acquired by Civitas from Bison Oil & Gas II, LLC in February 2022) in which the Company holds working interests ranging from ~3.68% to ~7.37% have exceeded the Company’s expectations and continue to outperform the Company’s type curve.

In the Permian Basin, in early March 2022, the Company commenced initial production from two new horizontal San Andres wells in its Chaveroo Field. We are implementing a controlled flowback strategy as we continue to maximize production and value while seeking to minimize sand return and maintain shallower decline over the long term. Each well is currently producing approximately 182 barrels of oil equivalent per day (“BOEPD”) and increasing daily. While our controlled flowback strategy and gradual increase in production has not yet yielded a significant IP30 rate for these wells from initial flush production, it is anticipated that each well will meet the estimated ultimate recovery, with each well producing at a higher and more consistent rate over time.

More information regarding our operating results for Q1 2022, including our full financial statements and footnotes, can be found in our Quarterly Report on Form 10-Q which was filed earlier today with the Securities and Exchange Commission and is available at www.sec.gov.

About PEDEVCO Corp.

PEDEVCO Corp. (NYSE American: PED), is a publicly-traded energy company engaged in the acquisition and development of strategic, high growth energy projects in the United States. The Company’s principal assets are its San Andres Asset located in the Northwest Shelf of the Permian Basin in eastern New Mexico, and its D-J Basin Asset located in the D-J Basin in Weld and Morgan Counties, Colorado. PEDEVCO is headquartered in Houston, Texas.

Use of Non-GAAP Financial Information

This earnings release discusses EBITDA and Adjusted EBITDA which are presented as supplemental measures of the Company’s performance. These measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. EBITDA represents net income before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before stock-based compensation expense, gain on sale of oil and gas properties, and accounts payable settlements. EBITDA and Adjusted EBITDA are presented because we believe they provide additional useful information to investors due to the various noncash items during the period. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use EBITDA and Adjusted EBITDA as supplements to GAAP measures of performance to provide investors with an additional financial analytical framework which management uses, in addition to historical operating results, as the basis for financial, operational and planning decisions and present measurements that third parties have indicated are useful in assessing the Company and its results of operations. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are: EBITDA and Adjusted EBITDA do not reflect cash expenditures, future requirements for capital expenditures, or contractual commitments; EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, working capital needs; and EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments. For example, although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Additionally, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than PEDEVCO does, limiting its usefulness as a comparative measure. You should not consider EBITDA and Adjusted EBITDA in isolation, or as substitutes for analysis of the Company’s results as reported under GAAP. The Company’s presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items. We compensate for these limitations by providing a reconciliation of each of these non-GAAP measures to the most comparable GAAP measure. We encourage investors and others to review our business, results of operations, and financial information in their entirety, not to rely on any single financial measure, and to view these non-GAAP measures in conjunction with the most directly comparable GAAP financial measure. For more information on these non-GAAP financial measures, please see the section titled “Reconciliation of Net Income attributable to PEDEVCO Corp., to Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA”, included at the end of this release.

4

Cautionary Statement Regarding Forward Looking Statements

This press release may contain forward-looking statements, including information about management’s view of PEDEVCO’s future expectations, plans and prospects, within the meaning of the federal securities laws, including the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 (the “Act”). In particular, when used in the preceding discussion, the words “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions are intended to identify forward-looking statements within the meaning of the Act and such laws, and are subject to the safe harbor created by the Act and applicable laws. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of PEDEVCO and its subsidiaries to be materially different than those expressed or implied in such statements. The forward-looking statements include projections and estimates of the Company’s corporate strategies, future operations, development plans and programs, including the costs thereof, drilling locations, estimated oil, natural gas and natural gas liquids production, price realizations, projected operating, general and administrative and other costs, projected capital expenditures, efficiency and cost reduction initiative outcomes, liquidity and our capital structure. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the volatility of oil and natural gas prices, our success in discovering, estimating, developing and replacing oil and natural gas reserves, risks of our operations not being profitable or generating sufficient cash flow to meet our obligations; risks relating to the future price of oil, natural gas and NGLs; risks related to the status and availability of oil and natural gas gathering, transportation, and storage facilities; risks related to changes in the legal and regulatory environment governing the oil and gas industry, and new or amended environmental legislation and regulatory initiatives; risks related to the need for additional capital to complete future acquisitions, conduct our operations, and fund our business on favorable terms, if at all; risks relating to drilling, completions, workovers and other activities and the anticipated costs and results of such activities; the Company’s anticipated operational results for 2022 including, but not limited to, estimated or anticipated production levels, capital expenditures and drilling plans; acquisition risks; liquidity and capital requirements; anticipated future production and revenue; risks related to the limited control over activities on properties we do not operate and the speculative nature of oil and gas operations in general; risk associated with the uncertainty of drilling, completion and enhanced recovery operations; risks associated with illiquidity and volatility of our common stock, dependence upon present management, the fact that Mr. Simon Kukes, our CEO and member of the Board, beneficially owns a majority of our common stock, and our ability to maintain the listing of our common stock on the NYSE American; COVID-19, governmental responses thereto, economic downturns and possible recessions caused thereby; inflationary risks and risks of recessions and economic downturns caused thereby; risks related to military conflicts in oil producing countries; changes in economic conditions; the amount and timing of future development costs; the availability and demand for alternative energy sources; regulatory changes, including those related to carbon dioxide and greenhouse gas emissions; and others that are included from time to time in filings made by PEDEVCO with the Securities and Exchange Commission, many of which are beyond our control, including, but not limited to, in the “Risk Factors” sections in its Form 10-Ks and Form 10-Qs and in its Form 8-Ks, which it has filed, and files from time to time, with the U.S. Securities and Exchange Commission, including, but not limited to its Annual Report on Form 10-K for the year ended December 31, 2021. These reports are available at www.sec.gov. The Company cautions that the foregoing list of important factors is not complete. All subsequent written and oral forward-looking statements attributable to the Company or any person acting on behalf of the Company are expressly qualified in their entirety by the cautionary statements referenced above. Other unknown or unpredictable factors also could have material adverse effects on PEDEVCO’s future results and/or could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. PEDEVCO cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward- looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

5

PEDEVCO CORP.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	March 31, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash	$21,837	$25,930
Accounts receivable – oil and gas	3,970	1,782
Prepaid expenses and other current assets	217	326
Total current assets	26,024	28,038

Oil and gas properties:
Oil and gas properties, subject to amortization, net	71,646	63,908
Oil and gas properties, not subject to amortization, net	37	2,559
Total oil and gas properties, net	71,683	66,467

Operating lease – right-of-use asset	149	173
Other assets	3,533	3,543
Total assets	$101,389	$98,221

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,953	$2,626
Accrued expenses	1,211	1,454
Revenue payable	957	938
Operating lease liabilities – current	116	114
Asset retirement obligations – current	51	49
Total current liabilities	6,288	5,181

Long-term liabilities:
Operating lease liabilities, net of current portion	51	81
Asset retirement obligations, net of current portion	1,665	1,476
Total liabilities	8,004	6,738

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.001 par value, 200,000,000 shares authorized; 85,463,146 and 84,263,146 shares issued and outstanding, respectively	85	84
Additional paid-in capital	221,546	220,984
Accumulated deficit	(128,246)	(129,585)
Total shareholders’ equity	93,385	91,483
Total liabilities and shareholders’ equity	$101,389	$98,221

6

PEDEVCO CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(amounts in thousands, except share and per share data)

	Three Months Ended March 31,
	2022	2021
Revenue:
Oil and gas sales	$7,090	$3,531

Operating expenses:
Lease operating costs	2,356	1,286
Selling, general and administrative expense	1,592	1,767
Depreciation, depletion, amortization and accretion	1,886	1,561
Total operating expenses	5,834	4,614

Gain on sale of oil and gas properties	-	1,805

Operating income	1,256	722

Other income (expense):
Interest expense	-	(1)
Interest income	3	4
Other income	80	3
Total other income	83	6

Net income	$1,339	$728

Earnings per common share:
Basic	$0.02	$0.01
Diluted	$0.02	$0.01

Weighted average number of common shares outstanding:
Basic	86,066,070	76,839,795
Diluted	86,066,070	77,039,719

7

PEDEVCO CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(amounts in thousands)

	Three Months Ended March 31,
	2022	2021
Cash Flows From Operating Activities:
Net income	$1,339	$728
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation, depletion, amortization and accretion	1,886	1,561
Gain on sale of oil and gas properties	-	(1,805)
Amortization of right-of-use asset	24	24
Share-based compensation expense	563	684
Changes in operating assets and liabilities:
Accounts receivable – oil and gas	(2,188)	(749)
Prepaid expenses and other current assets	109	(1)
Accounts payable	(94)	267
Accrued expenses	(243)	161
Revenue payable	19	43
Net cash provided by operating activities	1,415	913

Cash Flows From Investing Activities:
Cash paid for drilling and completion costs	(5,508)	(582)
Proceeds from the sale of oil and gas property	-	1,871
Net cash (used in) provided by investing activities	(5,508)	1,289

Cash Flows From Financing Activities:
Proceeds from issuance of shares, net of offering costs	-	8,303
Net cash provided by financing activities	-	8,303

Net (decrease) increase in cash and restricted cash	(4,093)	10,505
Cash and restricted cash at beginning of period	29,227	11,324
Cash and restricted cash at end of period	$25,134	$21,829

Supplemental Disclosure of Cash Flow Information
Cash paid for:
Interest	$-	$-
Income taxes	$-	$-

Noncash investing and financing activities:
Change in accrued oil and gas development costs	$1,393	$173
Changes in estimates of asset retirement costs, net	$60	$45
Issuance of restricted common stock	$1	$1

8

Reconciliation of Net Income (Loss) attributable to PEDEVCO Corp., to Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA* (in thousands)

	Three Months Ended March 31,
	2022	2021
Net income	$1,339	$728
Add (deduct)
Depreciation, depletion, amortization and accretion	1,886	1,561
Interest expense	-	1
EBITDA	3,225	2,290
Add (deduct)
Share based compensation	563	684
Gain on sale of oil and gas properties	-	(1,805)
Accounts payables settlements	-	(5)
Adjusted EBITDA	$3,788	$1,164

* EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. See also “Use of Non-GAAP Financial Information”, above.

CONTACT:

PEDEVCO Corp.

(713) 221-1768

PR@pedevco.com

9